EXHIBIT 99.2

FOR IMMEDIATE RELEASE

THE TOPPS COMPANY SETS RECORD DATE

Special Meeting of Stockholders to be Scheduled in Due Course

NEW YORK, July 2, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) announced today that stockholders of record of the Company as of the close of business on Tuesday, July 3, 2007, will be entitled to receive notice of and to vote at the rescheduled Special Meeting of Stockholders called for the purpose of considering and voting on Topps’ pending merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC. A new date for the special meeting will be set as soon as practicable in order to give Topps stockholders an opportunity to evaluate the Tornante-Madison Dearborn transaction in light of the pending tender offer, or any other then pending competing proposal, from Upper Deck.

The Topps Board of Directors remains committed to obtaining the best possible outcome for all of its stockholders, and has not made any determination with respect to the Upper Deck tender offer, nor has it changed or amended its recommendation with respect to the Tornante – Madison Dearborn offer. As previously announced, Topps’ Board of Directors, consistent with its fiduciary duties, and in consultation with its financial and legal advisors, will carefully review and consider Upper Deck’s tender offer and will advise Topps stockholders of the Board’s position and reasoning by July 9 (the tenth business day from commencement of the offer as required by the tender offer rules). Accordingly, Topps urges its stockholders to defer making a determination whether to accept or reject Upper Deck’s tender offer until they have been advised of the position of Topps’ Board of Directors.

On March 5, 2007, Topps entered into a definitive agreement to be acquired by The Tornante Company LLC and Madison Dearborn Partners, LLC for $9.75 per share in cash. On June 25, 2007, The Upper Deck Company’s direct wholly- owned subsidiary, UD Company, Inc. launched a tender offer to purchase all of the outstanding shares of Topps outstanding stock for $10.75 per share in cash.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company’s confectionery brands include “Bazooka” bubble gum, “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops. For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Jim Golden

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449